Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of PowerShares DB G10 Currency Harvest Fund of our report dated February 22, 2013, with respect to the statement of financial condition, including the schedule of investments, of PowerShares DB G10 Currency Harvest Fund as of December 31, 2012, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated in the Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013.

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of PowerShares DB G10 Currency Harvest Fund of our report dated March 20, 2013, with respect to the statement of financial condition of DB Commodity Services LLC as of December 31, 2012, and the related statements of income and expenses, changes in member’s capital, and cash flows for the year then ended, incorporated in the Prospectus by reference to the Current Report on Form 8-K dated March 13, 2014.

We also consent to the reference to our firm under the heading “Experts” in the above noted Prospectus filing.

/s/ KPMG LLP

New York, New York

December 8, 2014